Exhibit 5.1

January 24, 2025

ATHENA GOLD CORPORATION 2010 A Harbison Drive #312, Vacaville, California, 95687
Re:	Athena Gold Corporation – Form S-4/A-1 – Registration Statement

We have acted as Canadian counsel to Nova Athena Gold Corp. (“Nova Athena”), a British Columbia corporation, in connection with the Registration Statement on Form S-4/A-1 (the “Registration Statement”) filed by Athena Gold Corporation (the “Company”), a Delaware company, with the United States Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the continuation of the Company under the Business Corporations Act (British Columbia) and the subsequent amalgamation (the “Amalgamation”) of the Company with Nova Athena. This opinion is being delivered in connection with the Registration Statement, to which this opinion will appear as an exhibit.

We have examined the Registration Statement, together with all such corporate and public records, statutes, regulations and other documents necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to this opinion which were not independently established, we have relied upon certificates of public officials and officers of Nova Athena. In reviewing all documents relevant to opinions herein expressed, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing such documents, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals, and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, facsimile, or true copies or reproductions.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and federal laws of Canada applicable therein.

Based upon and subject to the qualifications and assumptions herein expressed, we are of the opinion that the 194,803,633 common shares of Nova Athena, as constituted following completion of the Amalgamation, to be issued to the shareholders of the Company have been duly and validly authorized and will, upon issuance, be fully paid and non-assessable common shares in the capital of Nova Athena, as constituted following completion of the Amalgamation.

The opinion expressed herein is given as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. The opinion expressed herein is given as at the date hereof, we express no opinion as to the effect of future laws or judicial or regulatory decisions on the subject matter hereof, we specifically disclaim any obligation and make no undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred for any other purpose, in whole or in part, without our express written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours truly, /S/ CASSELS BROCK & BLACKWELL LLP